EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO
(Form Type)

ADVANTAGE ADVISERS XANTHUS FUND, L.L.C.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$602,200,000.00(1)	0.00927%	$55,823.94(2)
Fees Previously Paid
Total Transaction Valuation	$602,200,000.00
Total Fees Due for Filing			$55,823.94(2)
Total Fees Previously Paid
Total Fee Offsets			$55,823.94
Net Fee Due			$0

(1) Calculated as the aggregate maximum purchase price for Interests.

(2) The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2022, equals $92.70 per million dollars of the value of the transaction.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-I	005-57209	May 12, 2017		$33,284.35
Fee Offset Sources	Advantage Advisers Xanthus Fund, L.L.C.	SC TO-I	005-57209		May 12, 2017		$33,284.35
Fee Offset Claims		SC TO-I	005-57209	May 15, 2020		$13,911.78
Fee Offset Sources	Advantage Advisers Xanthus Fund, L.L.C.	SC TO-I	005-57209		May 15, 2020		$13,911.78
Fee Offset Claims		SC TO-I	005-57209	November 16, 2020		$8,627.81
Fee Offset Sources	Advantage Advisers Xanthus Fund, L.L.C.	SC TO-I	005-57209		November 16, 2020		$87,376.33